Exhibit 99.1

Public Relations

470 Park Avenue South, New York, NY 10016 (212) 725-4500	NEWS

FOR IMMEDIATE RELEASE

Contact:	Harvey Kamil	Carl Hymans
	NBTY, Inc.	G.S. Schwartz & Co.
	President & Chief Financial Officer	212-725-4500
	631-200-2020	carlh@schwartz.com

NBTY ANNOUNCES PRELIMINARY NET SALES RESULTS FOR DECEMBER

AND FISCAL FIRST QUARTER

RONKONKOMA, N.Y. – January 12, 2010 - NBTY, Inc. (NYSE: NTY) (www.NBTY.com), a leading global manufacturer and marketer of nutritional supplements, today announced the following preliminary net sales results for the month of December 2009 and the fiscal first quarter ended December 31, 2009.

NBTY’s preliminary unaudited net sales results for the month of December 2009 by segment are as follows:

NET SALES

(Preliminary and Unaudited)

FOR THE MONTH OF DECEMBER

($ In Millions)

	2009	2008	% Change

Wholesale / US Nutrition	$176	$156	13%

North American Retail	$18	$17	4%

European Retail	$59	$53	12%

Direct Response / E-Commerce	$16	$15	11%

Total	$269	$241	12%

North American Retail same store sales increased 2% for the one month period of December 2009 compared to December 2008.  European Retail same store sales were unchanged and total European Retail net sales for the month of December 2009 increased 3% in local currency (British Pound Sterling).

NBTY’s preliminary unaudited net sales results for the fiscal first quarter ended December 31, 2009 by segment are as follows:

NET SALES

(Preliminary and Unaudited)

FOR THE FISCAL FIRST QUARTER ENDED DECEMBER 31

($ In Millions)

	2009	2008	% Change

Wholesale / US Nutrition	$471	$407	16%

North American Retail	$51	$48	6%

European Retail	$176	$156	13%

Direct Response / E-Commerce	$53	$49	7%

Total	$751	$661	14%

North American Retail same store sales increased 4% for the fiscal first quarter ended December 31, 2009, compared to the prior like quarter.  European Retail same store sales increased 6% and total European Retail net sales increased 8% for fiscal first quarter ended December 31, 2009, in local currency (British Pound Sterling).

ABOUT NBTY

NBTY is a leading global vertically integrated manufacturer, marketer and distributor of a broad line of high-quality, value-priced nutritional supplements in the United States and throughout the world. Under a number of NBTY and third party brands, the Company offers over 25,000 products, including products marketed by the Company’s Nature’s Bounty(R) (www.NaturesBounty.com), Vitamin World(R) (www.VitaminWorld.com), Puritan’s Pride(R) (www.Puritan.com), Holland & Barrett(R) (www.HollandAndBarrett.com), Rexall(R) (www.Rexall.com), Sundown(R) (www.SundownNutrition.com), MET-Rx(R)  (www.MetRX.com), Worldwide Sport Nutrition(R) (www.SportNutrition.com), American Health(R) (www.AmericanHealthUS.com), GNC (UK)(R) (www.GNC.co.uk), DeTuinen(R) (www.DeTuinen.nl), LeNaturiste™ (www.LeNaturiste.com), SISU (R) (www.SISU.com), Solgar(R) (www.Solgar.com), Good ‘n’ Natural(R) (www.goodnnatural.com), Home Health™ (www.homehealthus.com), Julian Graves, and Ester-C (R)(www.Ester-C.com) brands.  NBTY routinely posts information that may be important to investors on its web site.